EXHIBIT 23.2

May 26, 2016

CONSENT OF SHUTTS & BOWEN LLP

We hereby consent to the use of our firm’s name in the Registration Statement on Form SF-1 (Nos. 333-209196 and 333-209196-01) under the heading “Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions — Future Florida legislative action might attempt to invalidate the bonds or the nuclear asset-recovery property” solely as it pertains to the opinion expected to be rendered by Shutts & Bowen LLP in connection with the closing of the Series A Senior Secured Bonds when issued by Duke Energy Florida Project Finance, LLC. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

/s/ SHUTTS & BOWEN LLP